Exhibit i.3

               G O D F R E Y   &   K A H N,  S. C.
                        ATTORNEYS AT LAW
                     780 NORTH WATER STREET
                    MILWAUKEE, WI 53202-3590
                          www.gklaw.com

PHONE:   414-273-3500                         FAX:   414-273-5198

                        December 15, 1999


Frontegra Funds, Inc.
400 Skokie Blvd., Suite 500
Northbrook, IL  60062

     RE:  Frontegra Emerging Growth Fund

Gentlemen:

     We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A (Registration Nos. 333-7305; 811-7685) (the "Registration Statement") relating to the sale by you of fifty million (50,000,000) shares of Common Stock, $0.01 par value (the "Shares"), of the Frontegra Emerging Growth Fund, a series of Frontegra Funds, Inc. (the "Company"), in the manner set forth in the Registration Statement (and the prospectus included therein).

     We have examined: (a) the Registration Statement (and the prospectus included therein), (b) the Company's Articles of Incorporation, as supplemented, and Bylaws, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                              Very truly yours,

                              /s/ Godfrey & Kahn, S. C.

                              GODFREY & KAHN, S.C.